Exhibit 10.3

FUSION PHARMACEUTICALS INC.

SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Fusion Pharmaceuticals Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company and its subsidiaries to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder. Participation in the Incentive Plan does not change the “at will” nature of a Covered Executive’s employment with the Company or otherwise alter any written agreement between the Covered Executive and the Company or between the Covered Executive and any subsidiary of the Company (each, an “Employment Agreement”).

3.	Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.	Bonus Determinations

(a) Corporate Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial or operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including without limitation the following: achievement of specified research and development, publication, clinical and/or regulatory milestones; cash flow (including, but not limited to, operating cash flow and adjusted free cash flow); earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common shares; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; total shareholder returns; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of our common shares; sales or market shares; revenue; corporate revenue; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company and its subsidiaries as a whole or a business unit or other segment of the Company or any subsidiary, or one or more product lines or specific markets. The Corporate Performance Goals may differ from Covered Executive to Covered Executive.

(b) Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(c) Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (for example, 100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d) Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(e) Individual Target Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period. For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f) Employment Requirement. A bonus is not earned, accrued or payable until the payout date of such bonus. Subject to any additional terms contained in an Employment Agreement, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive Actively Performing Services (as defined below) for the Company or one of its subsidiaries on the bonus payment date. If a Covered Executive commences employment after the first day of a Performance Period, the

Compensation Committee may, but shall not be required to, pro rate the bonus based on the number of days the Covered Executive was Actively Performing Services during the performance period.

(g) If a Covered Executive gives notice of resignation or retirement, the Covered Executive will be deemed to have ceased to be “Actively Performing Services” for the Company or applicable subsidiary on the date that the Covered Executive gives notice of resignation or retirement to the Company or applicable subsidiary. If the Covered Executive’s employment is terminated by the Company or applicable subsidiary, regardless of whether the termination is with or without cause, or lawful or unlawful, the Covered Executive will cease to be Actively Performing Services on the date specified by the Company or its subsidiary in its written notice of termination to the Covered Executive as being the Covered Executive’s termination date, without regard to any notice or pay in lieu of notice to which the Covered Executive might then be entitled, except as may be expressly required by any minimum applicable requirements contained in applicable employment standards legislation (such requirements, “ESA”). For the avoidance of doubt, and except as may be expressly required by ESA, the Covered Executive will not be considered to be Actively Performing Services for the Company or any of its subsidiaries during any period during which the Covered Executive receives, or claims to be entitled to, any compensatory payments in lieu of notice of termination, and the Covered Executive is not entitled to any damages for any bonus (or portion thereof) in respect of such period whether pursuant to common law or contract.

5.	Timing of Payment

(a) With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s), to the extent relevant to the performance period, have been made available to the Compensation Committee. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later 74 days after the end of the fiscal year in which such performance period ends.

(b) With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s), to the extent relevant to the performance period, have been made available to the Compensation Committee. If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c) For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time (with or without replacing it with a comparable plan) in its sole discretion.

7.	Governing Law

The Incentive Plan shall be governed by, and construed in accordance with, the Province of Ontario as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Province of Ontario, applied without regard to conflict of law principles.

8.	Effect on Employment

Neither participation in the Incentive Plan nor payment of a bonus hereunder confers upon any employee any right to participate in the Incentive Plan in the future. Except if and as required by ESA, no Covered Executive will be entitled to any damages or other compensation for any bonus that is not paid due to termination of the Covered Executive’s employment with the Company or any subsidiary for any reason.

9.	Language

The parties agree that the Incentive Plan as well as all documents and notices pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir accepté que la présente convention ainsi que tout document exécuté et avis donné directement ou indirectement à la suite ou relativement à la présente convention soient rédigés en anglais.

Date Approved: June 18, 2020

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